Exhibit 99.1
DOLAN MEDIA COMPANY INCREASES
OWNERSHIP IN NATIONAL DEFAULT EXCHANGE
MINNEAPOLIS, MINNESOTA — (January 5, 2010) — Dolan Media Company (NYSE: DM) said today that it acquired an additional 7.57% membership interest in National Default Exchange, or NDeX, increasing its ownership from 84.67% to 92.24%.
NDeX is a leading provider of mortgage default processing services in the United States and is part of Dolan Media’s Professional Services Division.
Dolan Media acquired the interest from NDeX chairman and chief executive officer, Dave Trott, and four partners of the law firm, Trott & Trott, P.C., an NDeX customer. Dave Trott is also the managing partner of Trott & Trott.
“We are very pleased to expand our ownership stake in NDeX,” said Dolan Media Chairman, President and Chief Executive Officer James P. Dolan. “This acquisition allows us to capture more of NDeX’s cash flow and continue to build upon the success created by Dave’s leadership and expertise in mortgage default processing.”
Trott said there would be no changes in operations or business relationships. “I am committed for the long term to NDeX and its future, not only as its chairman, but also as a customer and a shareholder of Dolan Media,” Trott said.
Dolan Media Company is a leading provider of professional services and business information to the legal, financial and real estate sectors. Its Professional Services Division provides specialized outsourced services to the legal profession through NDeX and its other subsidiaries, DiscoverReady and Counsel Press. DiscoverReady provides outsourced discovery management and document review services to major companies and their counsel. Counsel Press is the nation’s largest provider of appellate services to the legal community.
The company’s Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted legal and professional audiences in each of the 21 geographic markets that it serves across the United States.

Safe Harbor Statement
This release contains forward-looking statements that reflect our current expectations and projections about future results, prospects and opportunities. The words “anticipates,” “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. Please see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 12, 2009, and Item 1A of Part II of our quarterly reports on Form 10-Q filed with the SEC on August 7, 2009, and November 6, 2009, and on page 2 of the prospectus included in our registration statement on Form S-3, all available at the SEC’s web site at www.sec.gov, for a description of some of these risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Investor Contact:
Vicki Duncomb
Vice President and Chief Financial Officer
Dolan Media Company
vicki.duncomb@dolanmedia.com
612-317-9420